Advanced Series Trust
For the period ended 12/31/07
File number 811-05186

                                SUB-ITEM 77D
               Supplement dated August 15, 2007 to the Prospectus
                               dated May 1, 2007

      This supplement sets forth certain changes to the Prospectus of Advanced Series Trust (the Fund) dated May 1, 2007 with respect to the indicated Portfolios of the Fund. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

Fees and Expenses of the Portfolios

The section of the Prospectus entitled "Fees And Expenses Of The
Portfolios" is hereby revised by deleting footnote (3) to the table titled "Annual Portfolio Operating Expenses" and substituting new footnote (3) as set forth below:


(3) Effective as of July 1, 2007, Prudential Investments LLC and AST Investment Services, Inc. have voluntarily agreed to waive a portion of their management fee and/or limit expenses
   (expressed as a percentage of average daily net assets) for certain Portfolios of the Fund, as set forth in the table below. These arrangements, which are set forth as follows, may be discontinued or otherwise modified at any time.

Portfolio                          Fee Waiver and/or Expense Limitation
AST AllianceBernstein              Voluntarily limit Portfolio expenses
Managed Index 500                  to 0.80%

AST American Century               Voluntarily limit Portfolio expenses
Strategic Allocation               to 1.25%

AST Cohen & Steers Realty          Voluntarily limit Portfolio expenses
                                   to 1.45%

AST DeAM Small-Cap Value           Voluntarily limit Portfolio expenses
                                   to 1.14%

AST Goldman Sachs                  Voluntarily limit Portfolio expenses
Concentrated Growth                to 0.86%

AST Goldman Sachs Mid-Cap          Voluntarily limit Portfolio expenses
Growth                             to 1.12%

AST High Yield                     Voluntarily limit Portfolio expenses
                                   to 0.88%

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AST International Growth           Voluntarily limit Portfolio expenses
                                   to 1.75%

AST International Value            Voluntarily limit Portfolio expenses
                                   to 1.50%

AST JPMorgan International         Voluntarily limit Portfolio expenses
Equity                             to 1.01%

AST Large-Cap Value                Voluntarily limit Portfolio expenses
                                   to 1.20%

AST Lord Abbett Bond               Voluntarily limit Portfolio expenses
Debenture                          to 0.88%

AST Marsico Capital Growth         Voluntarily limit Portfolio expenses
                                   to 1.35%

AST MFS Global Equity              Voluntarily limit Portfolio expenses
                                   to 1.18%

AST MFS Growth                     Voluntarily limit Portfolio expenses
                                   to 1.35%

AST Mid-Cap Value                  Voluntarily limit Portfolio expenses
                                   to 1.45%

AST Money Market                   Voluntarily limit Portfolio expenses
                                   to 0.56%

AST Neuberger Berman Mid-          Voluntarily limit Portfolio expenses
Cap Growth                         to 1.25%

AST Neuberger Berman Mid-          Voluntarily limit Portfolio expenses
Cap Value                          to 1.25%

AST PIMCO Limited Maturity         Voluntarily limit Portfolio expenses
Bond                               to 1.05%

AST PIMCO Total Return Bond        Contractually limit Portfolio expenses
                                   to 1.05%

AST T. Rowe Price Asset            Voluntarily limit Portfolio expenses
Allocation                         to 1.25%

AST T. Rowe Price Natural          Voluntarily limit Portfolio expenses
Resources                          to 1.35%

Subadvisory Arrangements: American Century Strategic Allocation Portfolio

American Century Investment Management, Inc. (American Century) serves as the subadviser to the AST American Century Strategic Allocation Portfolio. American Century has entered into a sub-subadvisory agreement with American Century Global Investment Management, Inc. (American Century Global), pursuant to which American Century has contracted with American Century Global for the purpose of providing investment advisory services to the Portfolio with respect to the international portion of the Portfolio. In order to reflect the addition of American Century Global as a sub-subadviser to the Portfolio, the indicated sections of the Prospectus are revised as follows:

 The chart entitled "Investment Subadvisers" appearing in the section of the Prospectus entitled "How the Fund is Managed-Investment Subadvisers" is revised by adding American
Century Global Investment Management, Inc. as an investment subadviser to the AST American Century Strategic Allocation Portfolio.

The description of American Century appearing in the section of the Prospectus entitled "How the Fund is Managed-Investment
Subadvisers" is revised by deleting the existing description and substituting the following new description:

American Century Investment Management, Inc. (American Century) has been providing investment advisory services to investment companies and institutional clients since 1958. As of December 31, 2006, American Century and its affiliates managed assets totaling approximately $103.2 billion. American Century Global Investment Management (American Century Global), an affiliate of American Century, also provides investment advisory services.

The discussion of portfolio managers for the American Century Strategic Allocation Portfolio appearing in the section of the Prospectus entitled "How the Fund is Managed-Portfolio Managers" is revised by deleting the fourth paragraph and replacing it with the following:

Responsibility for research, security selection and portfolio construction for specified portions of the AST
American Century Strategic Allocation Portfolio will be allocated among portfolio teams from American Century and American Century Global that represent various investment disciplines.

AST First Trust Balanced Target Portfolio
AST First Trust Capital Appreciation Target Portfolio

The first full paragraph on page 32 of the Prospectus appearing in the section entitled "Asset Allocation Portfolios: Investment Objectives & Principal Strategies of the Portfolios--AST First Trust Capital Appreciation Portfolio and AST First Trust Balanced Target Portfolio" is hereby deleted in its entirety and replaced with the following:

Initially, each Portfolio will invest in securities determined by the model based on its six respective investment strategies. On or about the annual security selection date (March 1), each Portfolio will establish both the percentage allocations among the six investment strategies and the percentage allocation of each security's position within each of the five investment strategies that invest primarily in equity securities (each, an "Equity Strategy" and collectively, the "Equity Strategies"). First Trust reserves the right to over-weight, under-weight, or exclude certain companies from the holdings of either Portfolio. A more complete description of the investment strategy of each Portfolio is included in this Prospectus under "More Detailed Information About How the Portfolios Invest."

The first full paragrapgh on page 127 of the Prospectus appearing in the section of the Prospectus entitled "MORE DETAILED INFORMATION ON HOW THE PORTFOLIOS INVEST--Investment Objectives & Policies-- AST First Trust Capital Appreciation Portfolio and AST First Trust Balanced Target Portfolio" is hereby deleted in its entirety and replaced with the following:

General. Each Portfolio allocates its assets across six uniquely specialized investment strategies. Initially, each Portfolio will invest in the securities determined by the model based on its six respective investment strategies. On or about the annual security selection date (March 1), each Portfolio will establish both percentage allocations among the six investment strategies and the percentage allocation of each security's position within each Equity Strategy. First Trust reserves the right to over-weight, under-weight, or exclude certain companies from the holdings of either Portfolio. The percentage allocations among the six investment strategies at each annual security selection date are approximately as follows:

The sub-section of the Prospectus entitled "MORE DETAILED INFORMATION ON HOW THE PORTFOLIOS INVEST--Investment Objectives & Policies-AST First Trust Capital Appreciation Portfolio and AST First Trust Balanced Target Portfolio-Investment Strategies for the Portfolios-Dow Jones Income" is hereby deleted in its entirety and replaced with the following:

In selecting securities for this strategy, First Trust follows an investment strategy that invests in securities identified by applying certain screens to the Dow Jones Corporate Bond Index. This strategy emphasizes high credit quality, liquidity, diversification, issuer fundamentals, and duration management.

..
Step 1: Begin with the universe of bonds that comprise the Dow Jones Corporate Bond Index on or about the applicable security selection date. The Dow Jones Corporate Bond Index identifies bonds with an investment-grade credit rating of no less than Baa3 as rated by Moody's Investors Service (or rated of similar quality by another rating agency).
..
Step 2: For liquidity, eliminate each bond that does not have at least $350 million principal amount in outstanding issuance.
..
Step 3: Eliminate bonds based on proprietary factors including issuer fundamentals and diversification.
..
Step 4: Bonds satisfying the above 3 steps are weighted across multiple sectors and maturity bands of the Dow Jones Corporate Bond Index.
..
Step 5: Bonds are then selected based on availability and relative value compared to similar quality bonds within the investment grade universe. Due to poor liquidity or lack of availability, like-bonds that are not components of the Dow Jones Corporate Bond Index may be selected within the investment grade universe that have similar characteristics as the bonds identified through steps 1-4.
In the event a bond identified by the process described above is exempted from the Dow Jones Corporate Bond Index, First
Trust may continue its investment in such bond or may identify an alternative bond from the Dow Jones Corporate Bond Index.

Each holding is monitored and evaluated for potential credit downgrades/upgrades and issue-specific business fundamentals, and the portfolio is monitored for interest rate sensitivity through optimal duration management.

AST Small-Cap Value Portfolio

The first paragraph of the discussion appearing in the section of the prospectus entitled "Risk/Return Summary" on page 13 of the prospectus is deleted and replaced with the following new paragraph:

The Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in small capitalization companies. Small capitalization companies are generally defined as stocks of companies with market capitalizations that are within the market capitalization range of the Russell 2000 Value Index. As of January 31, 2007, the market capitalization range of the Russell 2000 Value Index was $82 million to $3.4 billion.

AST Neuberger Berman Mid-Cap Growth Portfolio

The second paragraph of the discussion appearing in the section of the prospectus entitled "More Detailed Information on How the Portfolios Invest" on page 103 of the prospectus is hereby revised by deleting in its entirety the first sentence of the paragraph.